Exhibit 99.(a)(vi)

                   Independent Auditors' Report


The Board of Directors and Stockholders
Audiovox Corporation:

We have audited the accompanying consolidated balance sheets of Audiovox Corporation and subsidiaries as of November 30, 1994 and 1995, and the related consolidated statements of income (loss), stockholders' equity and cash flows for each of the years in the three-year period ended November 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Audiovox Corporation and subsidiaries as of November 30, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended November 30, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 1(g) to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's (FASB) Statement of Financial Accounting
Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities", in 1995. As also discussed in Note 1(p), the Company adopted the provisions of the FASB's SFAS No. 109, "Accounting for Income Taxes", in 1994.

                              s/KPMG Peat Marwick LLP
                              KPMG PEAT MARWICK LLP

Jericho, New York
February 12, 1996

             AUDIOVOX CORPORATION AND SUBSIDIARIES
                  Consolidated Balance Sheets
                   November 30, 1994 and 1995
               (In thousands, except share data)

                                                     1994            1995
Assets
Current Assets:
 Cash and cash equivalents                         $   5,495         $   7,076
 Accounts receivable, net                             94,242            96,930
 Inventory, net                                       83,430           100,422
 Receivable from vendor                                    -             5,097
 Prepaid expenses and other current assets             6,065             5,443
 Deferred income taxes                                 2,247             5,287
 Restricted cash                                           -             5,959
    Total current assets                             191,479           226,214
 Restricted cash                                       6,559                 -
 Investment securities                                     -            62,344
 Equity investments                                   25,902             8,527
 Property, plant and equipment, net                    6,180             6,055
 Debt issuance costs, net                              4,840             4,235
 Excess cost over fair value of assets
   acquired and other intangible assets, net           1,032               943
 Other assets                                          3,106             2,737

                                                   $ 239,098         $ 311,055

Liabilities and Stockholders' Equity

Current liabilities:
 Accounts payable                                  $  21,088         $  17,844
 Accrued expenses and other current liabilities       13,063            16,800
 Income taxes payable                                    834             2,455
 Bank obligations                                      1,084               761
 Documentary acceptances                                   -             7,120
 Current installments of long-term debt                  159             5,688
    Total current liabilities                         36,228            50,668
Bank obligations                                      29,100            49,000
Deferred income taxes                                  5,945            23,268
Long-term debt, less current installments             75,653            70,534
    Total liabilities                                146,926           193,470
Minority interest                                        138               363

Stockholders' equity:
 Preferred stock                                       2,500             2,500
 Common Stock:
   Class A; 30,000,000 authorized; 6,777,788
     issued                                               68                68
   Class B; 10,000,000 authorized; 2,260,954
     issued                                               22                22
 Paid-in capital                                      39,715            42,876
 Retained earnings                                    50,254            40,998
 Cumulative foreign currency translation
   and adjustment                                       (525)             (963)
 Unrealized gain on marketable securities, net             -            31,721
    Total stockholders' equity                        92,034           117,222
Commitments and contingencies
Total liabilities and stockholders' equity         $ 239,098         $ 311,055

See accompanying notes to consolidated financial statements.

             AUDIOVOX CORPORATION AND SUBSIDIARIES
            Consolidated Statements of Income (Loss)
          Years Ended November 30, 1993, 1994 and 1995
             (In thousands, except per share data)


                                               1993        1994      1995
Net sales                                     $389,038  $486,448    $500,740
Cost of sales (including an inventory
 write-down to market in 1995 of $9,300)       314,118   401,537     429,998
    Gross profit                                74,920    84,911      70,742
Operating expenses:
 Selling                                        23,191    32,299      34,489
 General and administrative                     28,096    32,740      36,160
 Warehousing, assembly and repair                8,479     9,386       9,827
                                                59,766    74,425      80,476
Operating income (loss)                         15,154    10,486      (9,734)
Other income (expenses):
 Interest and bank charges                      (6,504)   (6,535)     (9,694)
 Equity in income of equity investments          4,948     3,748       2,781
 Management fees and related income              1,903     1,543         200
 Gain on sale of equity investment                   -    27,783       8,435
 Gain on public offering of equity
   investment                                        -    10,565           -
 Expense related to issuance of warrants             -         -      (2,921)
 Other, net                                       (259)   (1,056)     (1,126)
                                                    88    36,048      (2,325)
Income (loss) before provision for
 (recovery of) income taxes, extra-
 ordinary item and cumulative effect
 of a change in an accounting principle         15,242    46,534     (12,059)
Provision for (recovery of) income taxes         5,191    20,328      (2,803)
Income (loss) before extraordinary item
 and cumulative effect of a change in
 accounting for income taxes                    10,051    26,206      (9,256)
Extraordinary item - tax benefits from
 utilization of net operating loss
 carryforwards                                   2,173         -           -
Cumulative effect of change in accounting
 for income taxes                                    -      (178)          -
Net income (loss)                             $ 12,224  $ 26,028    $ (9,256)

Net income (loss)per common share
 (primary):
 Income (loss) before extraordinary
    item                                      $   1.11  $   2.88    $  (1.02)
 Extraordinary item                           $   0.24         -           -
 Cumulative effect of change in
    accounting for income taxes                      -  $   (.02)          -
 Net income (loss)                            $   1.35  $   2.86    $  (1.02)

Net income (loss) per common share
 (fully diluted):
 Income before extraordinary item             $   1.03  $   2.21    $  (1.02)
 Extraordinary item                           $   0.22         -           -
 Cumulative effect of change in
    accounting for income taxes                      -  $   (.01)          -
 Net income (loss)                            $   1.25  $   2.20    $  (1.02)

See accompanying notes to consolidated financial statements.

              AUDIOVOX CORPORATION AND SUBSIDIARIES
         Consolidated Statements of Stockholders' Equity
           Years Ended November 30, 1993, 1994 and 1995
                          (In thousands)


                      Preferred  Common  Paid-In   Unearned     Retained
                        stock     stock  capital  compensation  earnings


Balances at
 November 30,
 1992                 2,500       90     38,854        -        12,002
Net income                -        -          -        -        12,224
Equity adjustment
 from foreign
 currency
 translation              -        -          -        -             -
Issuance of warrants      -        -        100        -             -
Stock issuance
 upon exercise
 of options               -        -        217        -             -
Balances at
  November 30,
 1993                 2,500       90     39,171        -        24,226
Net income                -        -          -        -        26,028
Equity adjustment
 from foreign
 currency
 translation              -        -          -        -             -
Unearned compensation
  relating to grant
  of options and non-
  performance
   restricted  stock      -        -        864     (864)            -
Compensation
 expense                  -        -         27      241             -
Stock issuance
 upon exercise
 of options               -        -        207        -             -
Issuance of warrants      -        -         69        -             -
Balances at
  November 30,
 1994                 2,500       90     40,338     (623)       50,254
Net loss                  -        -          -        -        (9,256)
Equity adjustment
 from foreign
 currency
 translation              -        -          -        -             -
Unearned compensation
  relating to grant
  of options and non-
  performance
  restricted stock        -        -         62      (62)            -
Compensation
 expense                  -        -         46      194             -
Options and non-perform-
 ance restricted stock
 forfeitures due to
 employee terminations    -        -        (81)      81             -
Issuance of warrants      -        -      2,921        -             -
Implementation of
   change in accounting
 for debt and equity
 securities, net of
 tax effect of
   $24,517                -        -           -       -             -
Unrealized loss on
 marketable
 securities, net of
 tax effect of
 $(5,076)                 -        -           -       -             -
Balances at
  November 30,
 1995                $2,500      $90     $43,286   $(410)      $40,998


                            Cumulative
                             foreign        Unrealized
                            currency       Gain (Loss)      Total
                           translation    on Marketable  Stockholders'
                           adjustment       Securities     equity


Balances at
 November 30,
 1992                           11              -         53,457
Net income                       -              -         12,224
Equity adjustment
 from foreign
 currency
 translation                  (205)             -           (205)
Issuance of warrants             -              -            100
Stock issuance
 upon exercise
 of options                      -              -            217
Balances at
  November 30,
 1993                         (194)             -         65,793
Net income                       -              -         26,028
Equity adjustment
 from foreign
 currency
 translation                  (331)             -           (331)
Unearned compensation
  relating to grant
  of options and non-
  performance
   restricted  stock             -              -              -
Compensation
 expense                         -              -            268
Stock issuance
 upon exercise
 of options                      -              -            207
Issuance of warrants             -              -             69
Balances at
  November 30,
 1994                         (525)             -         92,034
Net loss                         -              -         (9,256)
Equity adjustment
 from foreign
 currency
 translation                  (438)             -           (438)
Unearned compensation
  relating to grant
  of options and non-
  performance
  restricted stock               -              -              -
Compensation
 expense                         -              -            240
Options and non-perform-
 ance restricted stock
 forfeitures due to
 employee terminations           -              -              -
Issuance of warrants             -              -          2,921
Implementation of
   change in accounting
 for debt and equity
 securities, net of
 tax effect of
   $24,517                       -         40,004         40,004
Unrealized loss on
 marketable
 securities, net of
 tax effect of
 $(5,076)                        -         (8,283)        (8,283)
Balances at
  November 30,
 1995                        $(963)       $31,721       $117,222


See accompanying notes to consolidated financial statements.

                     AUDIOVOX CORPORATION AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows
                  Years Ended November 30, 1993, 1994 and 1995
                                 (In thousands)

                                                       1993       1994        1995
Cash flows from operating activities:
  Net income (loss)                                  $ 12,224  $  26,028  $ (9,256)
  Adjustments to reconcile net income (loss)
   to net cash used in operating activities:
   Depreciation and amortization                        3,863      4,299     4,100
   Provision for bad debt expense                         230        (21)    1,816
   Equity in income of equity investments              (4,948)    (3,748)   (2,781)
   Minority interest                                      (22)        96       225
   Gain on sale of equity investment                        -    (27,783)   (8,435)
   Gain on public offering of equity investment             -    (10,565)        -
   Provision for (recovery of) deferred income
     taxes, net of extraordinary item                  (2,311)     6,140    (5,158)
   Provision for unearned compensation                      -        268       240
   Expense relating to issuance of warrants                 -          -     2,921
   Loss on disposal of property, plant and
     equipment, net                                         -          -       246
   Cumulative effect of change in accounting for
     income taxes                                           -        178         -
  Changes in:
     Accounts receivable                               (6,266)   (20,337)   (4,468)
     Note receivable from equity investment                 -          -    (5,097)
     Inventory                                        (13,849)   (18,701)  (16,950)
     Income taxes receivable                              451        229         -
     Accounts payable, accrued expenses
       and other current liabilities                    8,076      3,675       488
     Income taxes payable                               1,632     (1,395)    1,623
     Prepaid expenses and other, net                     (193)    (4,171)      250
        Net cash used in operating activities          (1,113)   (45,808)  (40,236)

Cash flows from investing activities:
  Purchase of equity investments                            -     (6,016)        -
  Purchases of property, plant and equipment, net      (1,346)    (2,611)   (2,722)
  Notes receivable from equity investment                   -      7,973         -
  Net proceeds from sale of equity investment               -     29,433    17,250
  Purchase of business                                      -       (148)        -
  Proceeds from distribution from equity investment         -          -       267
    Net cash (used in) provided by investing
      activities                                       (1,346)    28,631    14,795

Cash flows from financing activities:
  Net borrowings (repayments) under line of
    credit agreements                                   4,616     (8,613)   19,577
  Net borrowings (repayments) under
    documentary acceptances                             2,832    (10,833)    7,120
  Principal payments on long-term debt                 (6,127)   (17,411)      (11)
  Debt issuance costs                                    (177)    (5,315)     (714)
  Proceeds from exercise of stock options                 176        170         -
  Principal payments on capital lease obligation         (165)      (175)     (233)
  Proceeds from issuance of long-term debt                  -     65,000       675
  Proceeds from issuance of notes payable                   -     10,045         -
  Payment of note payable                                   -     (5,000)        -
  Restricted cash                                           -     (6,559)        -
  Proceeds from release of restricted cash                  -          -       600
     Net cash provided by financing activities          1,155     21,309    27,014
  Effect of exchange rate changes on cash                 (10)        (9)        8
Net increase (decrease) in cash and cash equivalents   (1,314)     4,123     1,581
Cash and cash equivalents at beginning of period        2,686      1,372     5,495
Cash and cash equivalents at end of period           $  1,372  $   5,495  $  7,076

See accompanying notes to consolidated financial statements.

             AUDIOVOX CORPORATION AND SUBSIDIARIES

           Notes to Consolidated Financial Statements

                November 30, 1993, 1994 and 1995

     (Dollars in thousands, except share and per share data)
(1)  Summary of Significant Accounting Policies

     (a)  Description of Business

          Audiovox Corporation and its subsidiaries (the Company) designs and markets cellular telephones and accessories, automotive aftermarket sound and security equipment, other automotive aftermarket accessories and certain other products, principally in the United States, Canada and overseas. In addition to generating product revenue from the sale of cellular telephone products, the Company's retail outlets, as agents for cellular carriers, are paid activation commissions and residual fees from such carriers.

          The Company's automotive sound, security and accessory products include stereo cassette radios, compact disc players and changers, amplifiers and speakers; key based remote control security systems; cruise controls and door and trunk locks. These products are marketed through mass merchandise chain stores, specialty automotive accessory installers, distributors and automobile dealers.

     (b)  Principles of Consolidation

          The consolidated financial statements include the financial statements of Audiovox Corporation and its wholly-owned and majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     (c)  Cash Equivalents

          Cash equivalents of $448 and $1,337 at November 30, 1994 and 1995 consisted of short-term investments, with terms of less than three months. For purposes of the statements of cash flows, the Company considers investments with original maturities of three months or less to be cash equivalents.

     (d)  Cash Discount and Co-operative Advertising Allowances

          The Company accrues for estimated cash discounts and trade and promotional co-operative advertising allowances at the time of sale. These discounts and allowances are reflected in the accompanying consolidated financial statements as a reduction of accounts receivable as they are utilized by customers to reduce their trade indebtedness to the Company.

     (e)  Inventory

          Inventory consists principally of finished goods and is stated at the lower of cost (primarily on a weighted moving average basis) or market. During the third quarter of 1995, the Company recorded a charge of approximately $9,300 to accurately reflect the Company's inventory at the lower of cost or market.

     (f)  Restricted Cash

          Restricted cash represents collateral for an irrevocable standby letter of credit in favor of the Series AA and Series BB Convertible Debentures (Note 10). Currently, the cash is invested in short-term investments.

     (g)  Investment Securities

          The Company adopted the provisions of the FASB's SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (Statement 115) at December 1, 1994. Under Statement 115, the Company classifies its debt and equity securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to-maturity are classified as available-
                 for-sale.

          Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized.
          Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.

          A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective interest method. Dividend and interest income recognized when earned.

     (h)  Debt Issuance Costs

          Costs incurred in connection with the issuance of the Convertible Subordinated Debentures and restructuring of the Series A and Series B Convertible Subordinated Notes (Note 10) and the restructuring of bank obligations (Note 9(a)) have been capitalized. These charges are amortized over the lives of the respective agreements.
          Amortization expense of these costs amounted to $856, $1,225 and $1,319 for the years ended November 30, 1993, 1994 and 1995, respectively.

     (i)  Property, Plant and Equipment

          Property, plant and equipment are stated at cost.
          Equipment under capital lease is stated at the present value of minimum lease payments. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets as follows:

               Buildings                                20 years
               Furniture, fixtures and displays       5-10 years
               Machinery and equipment                5-10 years
               Computer hardware and software            5 years
               Automobiles                               3 years

          Leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset.
          Assets acquired under capital lease are amortized over the term of the lease.

          The Company will adopt the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", on December 1, 1996.

     (j)  Intangible Assets

          Intangible assets consist of patents, trademarks, non-competition agreements and the excess cost over fair value of assets acquired for certain subsidiary companies and equity investments. Excess cost over fair value of assets acquired is being amortized over periods not exceeding twenty years. The costs of other intangible assets are amortized on a straight-line basis over their respective lives.

          Accumulated amortization approximated $1,283 and $1,280 at November 30, 1994 and 1995, respectively.
          Amortization of the excess cost over fair value of assets acquired and other intangible assets amounted to $164, $271 and $127 for the years ended November 30, 1993, 1994 and 1995, respectively.

          On an ongoing basis, the Company reviews the valuation and amortization of its intangible assets. As a part of its ongoing review, the Company estimates the fair value of intangible assets, taking into consideration any events and circumstances which may diminish fair value. The Company will adopt the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", on December 1, 1996.

     (k)  Equity Investments

          The Company has common stock investments in five companies which are accounted for by the equity method
          (Note 8).

     (l)  Cellular Telephone Commissions

          Under various agreements, the Company typically receives an initial activation commission for obtaining subscribers for cellular telephone services. Additionally, the agreements typically contain provisions for commissions based upon usage and length of continued subscription. The agreements also typically provide for the reduction or elimination of initial activation commissions if subscribers deactivate service within stipulated periods. The Company has provided a liability for estimated cellular deactivations which is reflected in the accompanying consolidated financial statements as a reduction of accounts receivable.

          The Company recognizes sales revenue for the initial activation, length of service commissions and residual commissions based upon usage on the accrual basis. Such commissions approximated $30,150, $51,793 and $43,307 for the years ended November 30, 1993, 1994 and 1995, respectively. Related commissions paid to outside selling representatives for cellular activations are reflected as cost of sales in the accompanying consolidated statements of income (loss) and amounted to $10,969, $17,848 and $15,374 for the years ended November 30, 1993, 1994 and 1995, respectively.

     (m)  Advertising

          The Company expenses the production costs of advertising as incurred and expenses the costs of communicating advertising when the service is received. During the years ended November 30, 1993, 1994 and 1995, the Company had no direct response advertising.

     (n)  Warranty Expenses

          Warranty expenses are accrued at the time of sale based on the Company's estimated cost to repair expected returns for products. At November 30, 1994 and 1995, the reserve for future warranty expense amounted to $1,665 and $2,030, respectively.

     (o)  Foreign Currency

          Assets and liabilities of those subsidiaries and equity investments located outside the United States whose cash flows are primarily in local currencies have been translated at rates of exchange at the end of the period. Revenues and expenses have been translated at the weighted average rates of exchange in effect during the period. Gains and losses resulting from translation are accumulated in the cumulative foreign currency translation account in stockholders' equity. Exchange gains and losses on hedges of foreign net investments and on intercompany balances of a long-term investment nature are also recorded in the cumulative foreign currency translation adjustment account. Other foreign currency transaction gains and losses are included in net income, none of which were material for the years ended November 30, 1993, 1994 and 1995.

          During 1994, the Company entered into foreign exchange contracts denominated in the currency of its major suppliers. These contracts were purchased to hedge identifiable foreign currency commitments, principally purchases of inventory that are not denominated in U.S. dollars. Accordingly, any gain or loss associated with the contracts was included as a component of inventory cost. Cash flows resulting from these contracts are included in the net change in inventory for purposes of the statements of cash flows. There were no open foreign exchange contracts at November 30, 1994 and 1995.

     (p)  Income Taxes

          Effective December 1, 1993, the Company adopted the provisions of SFAS No. 109, "Accounting for Income Taxes", (Statement 109) and has reported the cumulative effect of that change in the method of accounting for income taxes in the 1994 consolidated statement of income
          (loss). Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          Pursuant to the deferred method under APB Opinion 11, which was applied in 1993 and prior years, deferred income taxes are recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferred method, deferred taxes are not adjusted for subsequent changes in tax rates.

     (q)  Net Income (Loss) Per Common Share

          Primary earnings per share are computed based on the weighted average number of common shares outstanding and common stock equivalents. For the years ended November 30, 1993 and 1994, stock options, stock grants and stock warrants (Note 13) are common stock equivalents. The computation of fully diluted earnings per share for the years ended November 30, 1993 and 1994 assumes conversion of all outstanding debentures (Note 10) and exercise of common stock equivalents, stock options, performance accelerated grants and warrants. For purposes of this computation, net income was adjusted for the after-tax interest expense applicable to the convertible debentures. The Company does not compute fully diluted earnings per share when the addition of potentially dilutive securities would result in anti-dilution.

          The following weighted average shares were used for the computation of primary and fully diluted earnings per share:

                             For the Years Ended November 30,
                          1993             1994             1995
       Primary          9,046,698       9,105,952           9,038,742
       Fully diluted   10,077,685      12,769,221           9,038,742

     (r)  Supplementary Financial Statement Information

          Advertising expenses approximated $8,740, $11,610 and $13,538 for the years ended November 30, 1993, 1994 and 1995, respectively.

          Interest income of approximately $837, $540 and $1,047 for the years ended November 30, 1993, 1994 and 1995, respectively, is included in other in the accompanying consolidated statements of income (loss).

          Included in accrued expenses and other current liabilities is $3,696 and $4,601 of accrued wages and commissions at November 30, 1994 and 1995, respectively.

     (s)  Reclassifications

          Certain reclassifications have been made to the 1993 and 1994 consolidated financial statements in order to conform to the 1995 presentation.

(2)  Business Acquisitions/Dispositions

     On December 1, 1993, the Company acquired all of the assets and liabilities of H & H Eastern Distributors, Inc. (H&H) for $148 in cash and a warrant to purchase 50,000 shares of the Company's Class A Common Stock valued at approximately $69. The Company acquired assets of approximately $1,854, liabilities of approximately $1,922 and excess cost over fair value of net assets acquired of $285 which is being amortized on a straight-line basis over 20 years. Proforma financial information has not been reflected for this acquisition as the impact on the results of operations of the Company would not have been material.

     In December, 1993, the Company formed Audiovox Singapore Pte. Ltd., a wholly-owned subsidiary of Audiovox Asia, Inc. (Audiovox Asia), which, in turn, is a wholly-owned subsidiary of the Company, as well as Audiovox Communications (Malaysia) Sdn. Bnd.(Audiovox Malaysia), which is an 80% owned subsidiary of Audiovox Asia. In July 1994, the Company formed Audiovox (Thailand) Co., Ltd., a 100% owned subsidiary of Audiovox
     Asia.   The Company formed these subsidiaries to assist in its
     planned expansion of its international customer base.

(3)  Supplemental Cash Flow Information

     The following is supplemental information relating to the consolidated statements of cash flows:

                               For the Years Ended November 30,
                            1993            1994            1995

  Cash paid during the years
    for:
        Interest            $5,985         $ 5,291           $9,224
        Income taxes        $3,667         $15,409           $  818

    During 1993 and 1995, the Company entered into lease agreements to acquire new computer equipment. As a result, capital lease obligations of $646 and $86, respectively were incurred (Note 14).

    Stock warrants were issued pursuant to a consulting agreement entered into during 1993 (Note 13).

    During 1993 and 1994, a reduction of $40 and $37 to income taxes payable was made due to the exercise of stock options.

    During 1994, the Company acquired the assets and liabilities of H&H in exchange for cash and warrants to purchase the Company's common stock (Note 2).

    During 1995, the Company contributed $36 of property, plant and equipment in exchange for a 50% ownership interest in a newly-formed joint venture (Note 8).

    As of November 30, 1995, the Company recorded an unrealized holding gain relating to available-for-sale marketable equity securities, net of deferred income taxes, of $31.7 million as a separate component of stockholders' equity (Note 6).

(4) Transactions With Major Suppliers

    The Company engages in transactions with Shintom Co., Ltd. (Shintom), a stockholder who owns approximately 3.5% at November 30, 1994 and 1995 of the outstanding Class A Common Stock and all of the outstanding Preferred Stock of the Company. During 1994, the Company formed TALK Corporation
    (TALK), a 33%-owned joint venture in Japan (Note 8), with Shintom and other companies.

    Transactions with Shintom and TALK include financing arrangements and inventory purchases which approximated 4%, 7% and 20% for the years ended November 30, 1993, 1994 and 1995, respectively, of total inventory purchases. At November 30, 1994 and 1995, the Company had recorded $43 and $25, respectively, of liabilities due to Shintom and TALK for inventory purchases included in accounts payable. The Company also has documentary acceptance obligations outstanding from TALK as of November 30, 1995 (Note 9(b)).

    The Company currently buys a majority of its products from one supplier. Inventory purchases from this supplier approximated 47%, 45% and 44% of total inventory purchases for the years ended November 30, 1993, 1994 and 1995, respectively.

(5) Accounts Receivable

    Accounts receivable is comprised of the following:

                                                   November 30,
                                                 1994              1995

     Trade accounts receivable                $ 90,225            $100,556
     Receivables from equity investments
       (Note 8)                                  9,799               4,196
                                               100,024             104,752
      Less:
        Allowance for doubtful accounts          1,623               2,707
        Allowance for cellular deactivations     1,234               1,725
        Allowance for co-operative
          advertising and cash discounts         2,925               3,390
                                              $ 94,242            $ 96,930

    The provision for (recovery of) bad debt expense amounted to $230, ($21) and $1,816 for the years ended November 30, 1993,
    1994 and 1995, respectively. See Note 15(b) for concentrations of credit risk.

(6) Investment Securities

    The Company's investment securities consist primarily of 2,375,000 shares of CellStar Corporation (CellStar) Common Stock, which were classified as available-for-sale marketable equity securities at November 30, 1995. The aggregate fair value of available-for-sale marketable equity securities was $62.3 million at November 30, 1995, which is comprised of a cost basis of $11.2 million and a gross unrealized holding gain of $51.1 million recorded as a separate component of stockholders' equity. A related deferred tax liability of $19.4 million was recorded at November 30, 1995 as a reduction to the unrealized holding gain included as a separate component of stockholders' equity.

    During 1994, the Company granted the majority owner of CellStar (the Investor) an option (the Option) to purchase 250,000 shares of CellStar Common Stock which is exercisable through December 3, 1996, in whole and not in part, at an exercise price of $13.80 per share. As of November 30, 1995, the Investor has the right to vote up to 1,300,000 shares of CellStar Common Stock owned by the Company pursuant to a voting rights agreement entered into during 1994. The number of shares of CellStar Common Stock the Investor is entitled to vote is subject to reduction to the extent the Investor sells his shares of CellStar Common Stock (with certain exceptions) or exercises the Option. Subsequent to November 30, 1995, the voting rights granted to the Investor by the Company expired. During the term of the Option and the voting rights agreement, the Company cannot transfer its shares of CellStar Common
    Stock which are held subject to those agreements.

    On November 29, 1995, the Company entered into a pledge agreement with its financial institutions, which provided that 1,075,000 shares of CellStar Common Stock be secured as collateral for the bank obligations incurred by the Company
    (Note 9).

(7) Property, Plant and Equipment

 A summary of property, plant and equipment, net, is as follows:

                                                    November 30,
                                                 1994          1995
           Land                                 $    53      $   363
           Buildings                                446        1,491
           Furniture, fixtures and displays       3,467        3,581
           Machinery and equipment                2,458        2,783
           Computer hardware and software        10,981       11,422
           Automobiles                              649          723
           Leasehold improvements                 4,003        3,671
                                                 22,057       24,034
           Less accumulated depreciation
             and amortization                    15,877       17,979
                                                $ 6,180      $ 6,055

    At November 30, 1994 and 1995, included in computer hardware and software, is $846 and $937, respectively, pertaining to capital leases. Amortization of such equipment is included in depreciation and amortization of plant and equipment, and accumulated amortization was $463 and $729 at November 30, 1994 and 1995, respectively.

    Computer software includes approximately $1,305 and $383 of unamortized costs as of November 30, 1994 and 1995, respectively, related to the acquisition and installation of management information systems for internal use which are being amortized over a five-year period.

 Depreciation and amortization of plant and equipment amounted to $2,843, $2,803 and $2,654 for the years ended November 30, 1993, 1994 and 1995, respectively, which includes amortization of computer software costs of $1,439, $1,259 and $922 for the years ended November 30, 1993, 1994 and 1995, respectively.

(8) Equity Investments

 As of November 30, 1995, the Company had a 33.33% ownership interest in TALK. Additionally, the Company had 50% non-controlling ownership in four other entities: Protector
 Corporation (Protector) which acts as a distributor of chemical protection treatments; Audiovox Specialty Markets
 Co., L.P. (ASMC) which acts as a distributor to specialized markets for RV's and van conversions, of televisions and other automotive sound, security and accessory products; Audiovox
 Pacific Pty., Limited (Audiovox Pacific) which distributes cellular telephones and automotive sound and security products in Australia and New Zealand; and G.L.M. Wireless
 Communications, Inc. (G.L.M.) which is in the cellular telephone, pager and communications business in the New York metropolitan area.

 The Company has an agreement for product marketing with Protector. Under the terms of this agreement, the Company was to receive monthly payments as well as a fee based on a percentage of the sales of certain products. In 1993, 1994 and 1995, the Company waived its right to receive its monthly payments pursuant to the agreement and fees based on the percentage of the sales of certain products. However, in 1994, the Company recorded management fees of $1,108 for the Company's support to Protector through various marketing programs.

 In December 1993, CellStar, the successor to National Auto Center, Inc. (National) and Audiomex Export Corp. (both 50 % owned equity investments of the Company in 1993), completed an initial public offering (the CellStar Offering) of 7,935,000 shares of CellStar Common Stock. Of the total shares sold, the Company sold 2,875,000 shares of CellStar Common Stock at the initial public offering price (net of applicable underwriting discount) of $10.695 per share and received aggregate net proceeds of $29,433 (after giving effect to expenses paid by the Company in connection with the offering). As a result, the Company recorded a gain, before provision for income taxes, of $27,783. In addition, the Company recorded a gain, before provision for income taxes, of $10,565 on the increase in the carrying value of its remaining shares of CellStar Common Stock due to the CellStar Offering in 1994.

 Of the proceeds received by CellStar from its initial public offering, $13,656 was paid to the Company in satisfaction of amounts owed to the Company by CellStar (as successor to National) under certain promissory notes which evidenced National's liability to the Company for the payment of management fees and in satisfaction of past due trade receivables from National to the Company. As a result of the CellStar Offering, the Company will no longer receive management fees from CellStar.

 In connection with the CellStar Offering, the Company granted the Investor an option to purchase up to an aggregate of 1,500,000 shares of CellStar Common Stock owned by the Company, which was exercised in full on June 1, 1995, at an exercise price of $11.50 per share. As a result, the Company recorded a gain, before provision for income taxes, of $8.4 million. This reduced the Company's ownership in CellStar below 20% and, as such, the Company will no longer account for CellStar under the equity method of accounting. The remaining 2,375,000 CellStar shares owned by the Company will be accounted for as an investment in marketable equity securities

 (Note 6).


 The following table presents financial information relating to CellStar for the years ended November 30, 1993, 1994 and 1995:

                                 1993           1994          1995
                                           (In Thousands)

Current assets                    $ 81,983      $170,285   $271,156
Non-current assets                   7,911        16,069     43,765
Current liabilities                 74,931       106,617    196,746
Non-current liabilities              7,214         3,095      6,880
Net sales                          275,376       518,422    811,915
Gross profit                        45,580        69,642    109,841
Net income                           7,853        16,248     22,896


     On August 29, 1994, the Company and Shintom each invested six hundred million Japanese Yen (approximately $6.0 million) into a newly-formed company, TALK. In exchange for their investments, the Company and Shintom each received a 33% ownership in TALK, the remaining 33% owned by others.

     TALK, which holds world-wide distribution rights for product manufactured by Shintom, has given the Company exclusive distribution rights on all wireless personal communication products for all countries except Japan, China, Thailand and several mid-eastern countries. The Company granted Shintom a license agreement permitting the use of the Audiovox trademark to be used with TALK video cassette recorders sold in Japan from August 29, 1994 to August 28, 1997, in exchange for royalty fees. For the years ended November 30, 1994 and 1995, no such royalty fees were earned by the Company. The Company's investment in TALK and its share of the underlying assets of TALK differ by $2,428 at November 30, 1995. This difference is due to the discontinuance of the Company's recording of its share of losses beyond $1,000, as a result of the repayment terms established when financing the initial investment in TALK (Note 10).

     On July 31, 1995, the Company purchased a 50% equity investment in a newly-formed company, G.L.M., for approximately $36 in contributed assets in addition to a $100 loan payable at 1% above prime which was 8.75% at November 30, 1995, due in fiscal 1996.

     The Company received the following management fees and related income from its equity investments:

                                      November 30,
                            1993          1994         1995
CellStar                   $1,220             -          -
Pacific                       613        $  435      $ 186
H & H                          70             -          -
Protector                       -         1,108          -
G.L.M.                          -             -         14
                           $1,903        $1,543      $ 200

    The Company's net sales to the equity investments amounted to $21,368, $32,630 and $17,864 for the years ended November 30, 1993, 1994 and 1995, respectively. The Company's purchases from the equity investments amounted to $2,585, $5,715 and $83,858 for the years ended November 30, 1993, 1994 and 1995, respectively. The Company recorded $668 of outside representative commission expenses for activations and residuals generated by G.L.M. on the Company's behalf during fiscal year 1995 (Note 1(l)).

    Included in accounts receivable at November 30, 1994 and November 30, 1995 are trade receivables due from its equity investments aggregating $8,691 and $4,182 and management fee receivables of $1,108 and $14, respectively. Receivable from vendor represents claims on late deliveries, product modifications and price protection from TALK. Amounts are payable in monthly installments through November 30, 1996 and
    bear interest at rates which range from 6% to 8%.   At
    November 30, 1994 and 1995, other long-term assets include equity investment advances outstanding and management fee receivables of $1,138 and $1,289, respectively. At November 30, 1994 and 1995, included in accounts payable and other accrued expenses were obligations to equity investments aggregating $207 and $240, respectively. Documentary acceptance obligations were outstanding from TALK at November

    30, 1995 (Note 9(b)).

    During 1995, the Company recorded interest income from TALK relating to the receivable from vendor, reimbursement of interest expense incurred under the subordinated loan to hedge the TALK investment (Note 10) and other short-term loans made to TALK during 1995 at market interest rates. For the years ended November 30, 1993, 1994 and 1995, interest income earned on equity investment notes and other receivables approximated $666, $25 and $573, respectively. Interest expense on equity investment documentary acceptances approximated $158 in 1995.

(9) Financing Arrangements

    (a)  Bank Obligations

         During 1993, the Company had established a revolving credit agreement with several financial institutions which was first amended on March 15, 1994. On May 5, 1995, the Company entered into the Second Amended and Restated Credit Agreement (the "Credit Agreement") which superseded the first amendment in its entirety. Under the Credit Agreement, the Company may obtain credit through direct borrowings and letters of credit. The obligations of the Company under the Credit Agreement continue to be guaranteed by certain of the Company's subsidiaries and is secured by accounts receivable and inventory of the Company and those subsidiaries. The obligations are also secured by a pledge agreement entered into by the Company for 1,075,000 shares of CellStar Common Stock (Note 6). Availability of credit under the Credit Agreement is a maximum aggregate amount of $95 million, subject to certain conditions, and is based upon a formula taking into account the amount and quality of its accounts receivable and inventory. The term of the Credit Agreement is for approximately two years, expiring on February 28, 1997. As a result, bank obligations under the Credit Agreement have been classified as long-term at November 30, 1995.

         Outstanding obligations under the Credit Agreement at November 30, 1994 and 1995 were as follows:

                                         November 30,
                                        1994      1995


Bankers' Acceptances                 $ 7,000    $16,000
Revolving Credit Notes                   400      3,000
Eurodollar Notes                      21,700     30,000
                                     $29,100    $49,000

         Interest on revolving credit notes was .25% above the prime rate which was 8.5% and 8.75% at November 30, 1994 and 1995, respectively. Interest on Eurodollar Notes was 2% above the Libor rate which was approximately 6.2% and 5.1% at November 30, 1994 and 1995, respectively. Interest on bankers' acceptances was 2% above the bankers' acceptance rate which was approximately 6.75% and 6.25% at November 30, 1994 and 1995, respectively. Under the Credit Agreement, the Company is also required to pay quarterly commitment fees as well as an annual administrative fee.

         The Credit Agreement contains several covenants requiring, among other things, minimum annual levels of net income and minimum quarterly levels of net worth and working capital. Additionally, the agreement includes restrictions and limitations on payments of dividends, stock repurchases and capital expenditures. At November 30, 1995, the Company was not in compliance with a financial covenant which was waived. As of the date of the issuance of the financial statements, the Company's creditors lost their right to call the bank obligations as of November 30, 1995. Subsequent to November 30, 1995, the Company amended the Credit Agreement, effective December 22, 1995 and February 9, 1996, which provided for, among other things, increased interest rates, which may be reduced under certain circumstances, and a change in the criteria for and method of calculating certain financial covenants in the future. At November 30, 1995, the Company was in compliance with the new covenants.

         During 1994, Audiovox Malaysia entered into a revolving credit facility with a local Malaysian bank (Malaysian Credit Agreement) to finance additional working capital needs. As of November 30, 1994 and 1995, the available line of credit for direct borrowing, letters of credit, bankers' acceptances and other forms of credit approximated $1,200 and $2,200, respectively. The facilities are secured by two standby letters of credit issued under the Credit Agreement by the Company and is payable upon demand or upon expiration of the standby letters of credit on August 31, 1996. Subsequent to November 30, 1995, the available line of credit under the Malaysian Credit Agreement was increased to $5,320, and the standby letter of credit issued by the Company was amended to reflect the increase in the line. Outstanding obligations under the Malaysian Credit Agreement at November 30, 1994 and 1995 were approximately $1,084 and $761, respectively. Interest on direct borrowings was 1.5% above the Malaysian base lending rate which was 6.6% and 7.8% at November 30, 1994 and 1995, respectively.

         The maximum month-end amounts outstanding under the Credit Agreement and the Malaysian Credit Agreement borrowing facilities during the years ended November 30, 1993, 1994 and 1995 were $42,659, $30,184 and $59,315, respectively. Average borrowings during the years ended November 30, 1993, 1994 and 1995 were $28,895, $16,929 and $43,470, respectively, and the weighted average interest rates were 7.8%, 7.9% and 8.7%, respectively.

    (b)  Documentary Acceptances

         During 1995, the Company had various unsecured documentary acceptance lines of credit available with suppliers to finance inventory purchases. The Company does not have written agreements which established the terms and amounts available under the lines of credit. At November 30, 1995, $7,120 of documentary acceptances were outstanding of which $6,801 was due to TALK.

         The maximum month-end documentary acceptances outstanding during the years ended November 30, 1993, 1994 and 1995 were $9,638, $9,078 and $9,977, respectively. Average borrowings during the years ended November 30, 1993, 1994 and 1995 were $6,883, $3,787 and $5,876, respectively, and the weighted average interest rates, including fees, were 11.2%, 11.0% and 4.4%, respectively.

(10)     Long-Term Debt

    A summary of long-term debt follows:

                                                       November 30,
                                                   1994          1995

Convertible subordinated debentures:
  6 1/4%, due 2001, convertible at
  $17.70 per share                              $ 65,000      $ 65,000
Convertible debentures:
  Series AA, 10.8%, due 1996,
   convertible at $5.34 per share                     77            77
  Series BB, 11.0%, due 1996,
   convertible at $5.34 per share                  5,385         5,385
Subordinated note payable                          5,045         4,938
Secured term loan                                      -           664
Capital lease obligations (Note 14)                  305           158
                                                  75,812        76,222
Less current installments                            159         5,688
                                                $ 75,653       $70,534


    On March 15, 1994, the Company completed the sale of $65,000, 6 1/4% convertible subordinated debentures ("Subordinated Debentures") due 2001 and entered into an Indenture Agreement. The Subordinated Debentures are convertible into shares of the Company's Class A Common Stock, par value $.01 per share at an initial conversion price of $17.70 per share, subject to adjustment under certain circumstances. The Indenture Agreement contains various covenants. The bonds are subject to redemption by the Company in whole, or in part, at any time after March 15, 1997, at certain specified amounts. On May 9, 1995, the Company issued warrants to certain beneficial holders of these Subordinated Debentures (Note 13(d)).

    On March 8, 1994, the Company entered into a Debenture
    Exchange Agreement and exchanged certain debentures for Series

    AA and Series BB Convertible Debentures (Debentures). The Debentures are convertible at any time at $5.34 per share, which is subject to adjustment in certain circumstances, and are secured by a standby letter of credit (Note 1(f)). Although the Debenture Exchange Agreement provides for optional prepayments under certain circumstances, such prepayments are restricted by the Credit Agreement (Note 9(a)). On February 9, 1996, the holders of $1,100 of the Series BB Convertible Debentures exercised their right to convert into 206,046 shares of Class A Common Stock. The remaining balance of the Debentures were repaid, thereby extinguishing the remaining conversion features of these Debentures.

    On October 20, 1994, the Company issued a note payable for five hundred million Japanese Yen (approximately $5,045 and $4,938 on November 30, 1994 and 1995, respectively) to finance its investment in TALK (Note 8). The note is scheduled to be repaid on October 20, 2004 and bears interest at 4.1%. The note can be repaid by cash payment or by giving 10,000 shares of its TALK investment to the lender. The lender has an option to acquire 2,000 shares of TALK held by the Company in exchange for releasing the Company from 20% of the face value of the note at any time after October 20, 1995. This note and the investment in TALK are both denominated in Japanese Yen, and, as such, the foreign currency translation adjustments are accounted for as a hedge. Any foreign currency translation adjustment resulting from the note will be recorded in stockholders' equity to the extent that the adjustment is less than or equal to the adjustment from the translation of the investment in TALK. Any portion of the adjustment from the translation of the note that exceeds the adjustment from the translation of the investment in TALK is a transaction gain or loss that will be included in earnings.

    During 1995, Audiovox Malaysia entered into a Secured Term Loan for 1.7 million Malaysian Ringgits (approximately $675) to acquire a building. The loan is secured by the property acquired and bears interest at 1.5% above the Malaysian base lending rate which was 7.8% on November 30, 1995. The loan is payable in 120 monthly equal installments commencing October 1995.

    Maturities on long-term debt for the next five fiscal years are as follows:

              1996                               $5,688
              1997                                   68
              1998                                   68
              1999                                   68
              2000                                   68

(11) Income Taxes

     As discussed in Note 1(p), the Company adopted Statement 109 as of December 1, 1993. The cumulative effect of this change in accounting for income taxes of $178, or $.02 per share, is determined as of December 1, 1993 and is reported separately as a reduction to the consolidated statement of income (loss) for the year ended November 30, 1994. Prior years' financial statements have not been restated to apply the provisions of Statement 109.

     The components of income (loss) before the provision for (recovery of) income taxes and extraordinary item are as follows:

                                             November 30,
                                    1993           1994          1995

        Domestic Operations        $15,983        $47,032      $(12,424)
        Foreign Operations            (741)          (498)          365
                                   $15,242        $46,534      $(12,059)


     Total income tax expense (recovery) was allocated as follows:

                                                           November 30,
                                                         1994          1995
        Income (loss) from continuing
          operations                                     $20,328       $(2,803)
        Stockholders' equity
          Additional paid in capital for
           compensation expense for tax
           purposes in excess of amounts
           recognized for financial
           reporting purposes                               (37)             -
          Unrealized holding gain on
           investment securities recognized
           for financial reporting purposes                   -         19,441
           Total income tax expense                     $20,291        $16,638

     The provision for (recovery of) income taxes attributable to income from continuing operations is comprised of:

                                  Federal        Foreign    State      Total
 1993:
         Current                 $ 4,535          $  21     $1,068     $ 5,624
         Deferred                   (358)             -        (75)       (433)
                                 $ 4,177          $  21     $  993     $ 5,191

 1994:
         Current                 $12,042          $  68     $2,078     $14,188
         Deferred                  5,365              -        775       6,140
                                 $17,407          $  68     $2,853     $20,328

 1995:
         Current                 $ 1,455          $ 570     $  330     $ 2,355
         Deferred                 (4,189)             -       (969)     (5,158)
                                 $(2,734)         $ 570     $ (639)    $(2,803)


     A reconciliation of the provision for (recovery of) income taxes attributable to income (loss) from continuing operations computed at the Federal statutory rate to the reported provision for income taxes attributable to income (loss) from continuing operations is as follows:

                                                               November 30,
                                          1993                 1994               1995

Tax provision (recovery) at
  Federal statutory rates          $5,335     35.0%     $16,287    35.0%    $(4,221)       35.0%
Undistributed earnings (loss)
   from equity investments         (1,437)    (9.4)       1,558     3.4         411        (3.5)
State income taxes, net of
  Federal benefit                     645      4.2        1,854     4.0        (415)        3.4
Increase in beginning-of-the-
  year balance of the valuation
  allowance for deferred tax
  assets                                -        -          306      .7         644        (5.3)
Foreign tax rate differential         238      1.6           (7)    (.1)        (34)        0.3
Expense relating to the
  issuance of warrants                  -        -            -       -       1,022        (8.5)
Other, net                            410      2.7          330      .7        (210)        1.8
                                    5,191     34.1       20,328    43.7      (2,803)       23.2
Utilization of net operating
  loss carryforwards               (2,173)   (14.3)           -       -           -           -
                                   $3,018     19.8%     $20,328    43.7%    $(2,803)       23.2 %


    For the year ended November 30, 1993, deferred income tax expense of $433 results from timing differences in the recognition of income and expense for income tax and financial reporting purposes. The sources and tax effects of those timing differences are presented below:

                                        November 30, 1993
Uniform capitalization of inventory
 costs                                      $   (93)
Accounts receivable reserves                    193
Warranty and inventory reserves                 484
Depreciation and amortization                  (646)
Insurance reserves                               23
Cellular deactivation reserves                 (439)
Other, net                                       45
                                            $  (433)

     The significant components of deferred income tax expense
     (recovery) for the years ended November 30, 1994 and 1995 are as follows:

                                                       November 30,
                                                  1994              1995

 Deferred tax expense (recovery)
    (exclusive of the effect of other
    components listed below)                     $5,834            $(5,802)
 Increase in beginning-of-the-year
    balance of the valuation
    allowance for deferred tax assets               306                644
                                                 $6,140            $(5,158)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred liabilities are presented below:

                                                       November 30,
                                                   1994           1995
Deferred tax assets:
  Accounts receivable, principally due
    to allowance for doubtful accounts
    and cellular deactivations                   $   968       $  1,601
  Inventory, principally due to
    additional costs capitalized for tax
    purposes pursuant to the Tax Reform
    Act of 1986                                      387            455
  Inventory, principally due to valuation
    reserve                                          436          1,373
  Accrual for future warranty costs                  658            790
  Plant, equipment and certain
    intangibles, principally due to
    depreciation and amortization                      -            588
  Net operating loss carryforwards, state
    and foreign                                      859          1,689
  Accrued liabilities not currently
    deductible                                         -            359
  Other                                              193            477
     Total gross deferred tax assets               3,501          7,332
     Less:  valuation allowance                     (979)        (1,623)
     Net deferred tax assets                       2,522          5,709

Deferred tax liabilities:
  Plant, equipment and certain
    intangibles, principally due to
    depreciation and amortization                    (71)             -
  Equity investments, principally due to
    undistributed earnings                        (6,149)       (23,690)
     Total gross deferred tax
       liabilities                                (6,220)       (23,690)
     Net deferred tax liability                  $(3,698)      $(17,981)


     The net change in the total valuation allowance for the year ended November 30, 1995 was an increase of $644. A valuation allowance is provided when it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The Company has established valuation allowances primarily for net operating loss carryforwards in certain states and foreign countries as well as other deferred tax assets in foreign countries. Based on the Company's ability to carry back future reversals of deferred tax assets to taxes paid in current and prior years and the Company's historical taxable income record, adjusted for extraordinary items, management believes it is likely that the Company will realize the benefit of the net deferred tax assets existing at November 30, 1995. Further, management believes the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income. There can be no assurance, however, that the Company will generate any earnings or any specific level of continuing earnings in the future.

     At November 30, 1995, the Company has net operating loss carryforwards for state and foreign income tax purposes of approximately $13,912, which are available to offset future state and foreign taxable income, if any, which will expire through the year ended November 30, 2010.

     The Company has not recognized a deferred tax liability of approximately $260 and $268 at November 30, 1994 and 1995, respectively, for the undistributed earnings of a foreign corporate joint venture that arose in 1995 and prior years because the Company currently does not expect those unremitted earnings to reverse and become taxable to the Company in the foreseeable future. A deferred tax liability will be recognized when the Company expects that it will recover those undistributed earnings in a taxable manner, such as through receipt of dividends or sale of the investments.

(12) Capital Structure

     The Company's capital structure is as follows:

                                                                    Voting
                                                                    Rights
               Par                             Shares Issued          Per           Liquidation
Security    Value       Shares Authorized        and Outstanding     Share          Rights
                        November 30,            November 30,
                        1994      1995      1994         1995
Class A     $ 0.01 30,000,000 30,000,000  6,777,788  6,777,788       One            Ratably with
Common                                                                              Class B
Stock

Class B       0.01 10,000,000 10,000,000  2,260,954  2,260,954       Ten            Ratably with
Common                                                                              Class A
Stock

Preferred
Stock        50.00     50,000     50,000     50,000     50,000         -            $50 per share

Series
Preferred
Stock         0.01  1,500,000  1,500,000          -         -          -            -



    The holders of Class A and Class B Common Stock are entitled to receive cash or property dividends declared by the Board of Directors. The Board can declare cash dividends for Class A Common Stock in amounts equal to or greater than the cash dividends for Class B Common Stock. Dividends other than cash must be declared equally for both classes. Each share of Class B Common Stock may, at any time, be converted into one share of Class A Common Stock. During fiscal 1994, 15,500 shares of Class A Common Stock were issued due to the exercise of stock options (Note 13).

    The 50,000 shares of non-cumulative Preferred Stock outstanding are owned by Shintom and have preference over both classes of common stock in the event of liquidation or dissolution.

    As of November 30, 1994 and 1995, 969,500 shares of the
    Company's Class A Common Stock are reserved for issuance under the Company's Stock Option and Restricted Stock Plans and
    4,845,345 for all convertible securities and warrants outstanding at November 30, 1994 and 1995 (Notes 10 and 13).

    Undistributed earnings from equity investments included in retained earnings amounted to $20,526 and $3,431 at November 30, 1994 and 1995, respectively.

(13)     Common Stock and Compensation Plans

    (a)  Stock Option Plans

         In April 1987, the Board of Directors approved the adoption of the 1987 Stock Option Plan for the granting of options to directors and key employees of the Company. Under the 1987 Stock Option Plan, the options can be either incentive or non-qualified.

         In April 1987, non-qualified options to purchase 200,000 shares of Class A Common Stock were granted at $11 per share which represents the estimated fair market value at the date of grant. Such options became exercisable in full in October 1988 and expire in April 1997.

         In May 1993, the stockholders approved the 1993 Stock Option Plan which authorizes the granting of incentive stock options to key employees and non-qualified stock options to employees and/or directors of the Company. The incentive stock options may be granted at a price not less than the market value of the Company's common stock on the date of grant and must be exercisable no later than ten years after the date of grant. The exercise price of non-qualified stock options may not be less than 50% of the market value of the Company's Class A Common Stock on the date of grant.

         In December 1993, non-qualified options to purchase 113,500 shares of Class A Common Stock were granted at $13 per share which was less than the market value of $17 per share on the date of grant. Certain of the options became exercisable on June 14, 1995, and the remainder will become exercisable on December 14, 1996 after which they can be exercised in whole or in part until expiration on December 14, 2003.

         In November 1994, non-qualified options to purchase 75,000 shares of Class A Common Stock were granted at $11 per share, which exceeded fair market value at the date of grant, to a director and officer of the Company. Such options will become exercisable in full on May 22, 1996 and expire on November 22, 2004.

         In May 1994, the stockholders approved the 1994 Stock Option Plan which authorizes the granting of incentive stock options to key employees and non-qualified stock options to employees and/or directors of the Company. The incentive stock options may be granted at a price not less than 110% of the market value of the Company's common stock on the date of grant and must be exercisable no later than ten years after the date of grant. The exercise price of non-qualified stock options may not be less than 50% of market value of the Company's Class A Common Stock on the date of grant.

         In August 1995, non-qualified options to purchase 279,000 shares of Class A Common Stock were granted under the 1994 Stock Option Plan at an exercise price of $5.88 per share, which represents the estimated fair market value of the shares at the date of grant. No options can be exercised until February 9, 1997 or August 9, 1998, as the case may be, after which they can be exercised in whole or in part, until expiration on August 9, 2005.

         Compensation expense is recorded with respect to the options based upon the quoted market value of the shares and the exercise provisions at the date of grant.
         Compensation expense for the years ended November 30, 1994 and 1995 was $175 and $113, respectively.

         The Company will adopt the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", on December 1, 1996.

         Information regarding the Company's stock option plans is summarized below:

                                  1987            1993           1994
                                  Stock           Stock          Stock
                                  Option          Option        Option
                                   Plan            Plan          Plan

Shares under option:
 Outstanding at
   December 1, 1992               157,500             -           -
   Granted                              -             -           -
     Exercised                    (16,000)            -           -
     Canceled                           -             -           -
 Outstanding at
   November 30, 1993              141,500             -           -
     Granted                            -       188,500           -
     Exercised                    (15,500)            -           -
     Canceled                      (1,000)         (500)          -
 Outstanding at
   November 30, 1994              125,000       188,000           -
     Granted                            -             -     279,000
     Exercised                          -             -           -
     Canceled                      21,000        12,750           -
 Outstanding at
   November 30, 1995              104,000       175,250     279,000
  Options exercisable,
   November 30, 1995              104,000        15,750           -


     (b)  Restricted Stock Plan

          In April 1987, the Board of Directors approved the adoption of the 1987 Restricted Stock Plan for the granting of restricted stock awards to directors and key employees of the Company. In May 1993, the stockholders approved an amendment to the 1987 Restricted Stock Plan which provides that restrictions on stock awarded pursuant to the Plan will lapse at the discretion of the Compensation Committee of the Company. In addition, the Plan's original expiration date of April 27, 1997 was extended through April 27, 2007.

          In December 1993, 38,300 shares of Class A Common Stock were awarded under the 1987 Restricted Stock Plan, one half of such shares to be performance accelerated restricted stock and one half of such shares to be performance restricted stock. The performance accelerated shares will vest in five years or earlier depending upon whether the Company meets certain earnings per share goals. The performance restricted shares will only vest in five years to the extent the Company achieves certain earnings per share goals. To the extent the earnings per share goals have not been achieved during the five years after the date of grant, the award will lapse.

          In November 1994, 25,000 shares of Class A Common Stock were awarded under the 1987 Restricted Stock Plan to a director and officer of the Company. One half of such shares are to be performance accelerated restricted stock and one half of such shares are to be performance restricted stock. The terms of the grant are identical to the December 1993 grant as previously discussed.

          In August 1995, 21,000 shares of Class A Common Stock were awarded under the 1987 Restricted Stock Plan, one half of such shares to be performance accelerated restricted stock and one half of such shares to be performance restricted stock. The terms of the grant are identical to the December 1993 grant as previously discussed.

          In May 1994, the Board of Directors approved the adoption of the 1994 Restricted Stock Plan for the granting of restricted stock awards to directors and key employees of the Company. No awards were granted under this plan as of November 30, 1995.

          Compensation expense is recorded with respect to the grants based upon the quoted market value of the shares on the date of grant for the performance accelerated shares and on the balance sheet date for the performance restricted shares. Total restricted stock outstanding at November 30, 1994 and 1995 were 63,300 and 80,800, respectively. Compensation expense for these grants for the years ended November 30, 1994 and 1995 were $93 and $127, respectively.

     (c)  Employee Stock Purchase Plan

          In May 1993, the stockholders approved the 1993 Employee Stock Purchase Plan. The stock purchase plan provides eligible employees an opportunity to purchase shares of the Company's Class A Common Stock through payroll deductions up to 15% of base salary compensation. Amounts withheld are used to purchase Class A Common Stock on or about the last business day of each month at a price equal to 85% of the fair market value. The total number of shares available for purchase under this plan is 1,000,000.

     (d)  Stock Warrants

          During the third quarter of fiscal 1993, pursuant to a consulting agreement effective April 1993, the Company granted warrants to purchase 100,000 shares of Class A Common Stock, which have been reserved, at $7.50 per share. The warrants, which are exercisable in whole or in part at the discretion of the holder, expire on December 31, 1998. There were no warrants exercised as of November 30, 1995. The consulting agreement, valued at $100, was expensed in 1994 when the services to be provided pursuant to the consulting agreement were completed.

          In December 1993, the Company granted warrants to purchase 50,000 shares of Class A Common Stock at a purchase price of $14.375 per share as part of the acquisition of H&H (Note 2). The per share purchase price and number of shares purchasable are each subject to adjustment upon the occurrence of certain events described in the warrant agreement. The warrants are exercisable, in whole or in part, from time-to-time, until September 22, 2003. If the warrants are exercised in whole, the holder thereof has the right to require the Company to file with the Securities Exchange Commission a registration statement relating to the sale by the holder of the Class A Common Stock purchasable pursuant to the warrant.

          On May 9, 1995, the Company issued 1,668,875 warrants in a private placement, each convertible into one share of Class A Common Stock at $7 1/8, subject to adjustment under certain circumstances. The warrants were issued to the beneficial holders as of June 3, 1994, of $57.6 million of the Company's Subordinated Debentures in exchange for a release of any claims such holders may have against the Company, its agents, directors and employees in connection with their investment in the Subordinated Debentures. As a result, the Company incurred a warrant expense of $2.9 million and recorded a corresponding increase to paid in capital. The warrants are not exercisable (a) until the later of (x) May 9, 1996 and (y) the date a registration statement with respect to the Class A Common Stock issuable upon exercise of the warrants has been filed and declared effective by the Securities and Exchange Commission or (b) after March 15, 2001, unless sooner terminated under certain circumstances. Subsequent to November 30, 1995, the Company has filed a registration statement for the warrants and the underlying common stock pursuant to a registration rights agreement dated as of May 9, 1995, between the Company and the holders of the warrants. John
          J. Shalam, Chief Executive Officer of the Company, has granted the Company an option to purchase 1,668,875 shares of Class A Common Stock from his personal holdings. The exercise price of this option is $7 1/8, plus the tax impact, if any, should the exercise of this option be treated as dividend income rather than capital gains to Mr. Shalam.

     (e)  Profit Sharing Plans

          The Company has established two non-contributory employee profit sharing plans for the benefit of its eligible employees in the United States and Canada. The plans are administered by trustees appointed by the Company. In fiscal 1993 and 1994, contributions of $200 and $225, respectively, were made by the Company to the United States plan. No contributions were made in fiscal 1995. Contributions required by law to be made for eligible employees in Canada were not material.

(14) Lease Obligations

     At November 30, 1995, the Company was obligated under non-cancelable leases for equipment and warehouse facilities for minimum annual rental payments as follows:

                                                Capital        Operating
                                                 Lease           Leases

         1996                                     $170           $1,970
         1997                                        -            1,018
         1998                                        -              600
         1999                                        -              258
         2000 and thereafter                         -               71
         Total minimum lease payments              170           $3,917
         Amounts representing interest              12
         Present value of future
           minimum lease payments                  158
         Less current portion                      158
         Obligations under leases
           excluding current
           installments                              -

    Rental expense for the above-mentioned operating lease agreements and other leases on a month-to-month basis approximated $2,390, $3,107 and $4,080 for the years ended
    November 30, 1993, 1994 and 1995, respectively.

    The Company leases certain facilities from its principal stockholder and several officers. Rentals for such leases are considered by management of the Company to approximate prevailing market rates. At November 30, 1995, minimum annual rental payments on these related party leases, which are included in the above table, are as follows:

         1996                          $458
         1997                            66
         1998                            68
         1999                            11

(15)     Financial Instruments

    (a)  Off-Balance Sheet Risk

         Commercial letters of credit are issued by the Company during the ordinary course of business through major domestic banks as requested by certain suppliers. The Company also issues standby letters of credit principally to secure certain bank obligations of Audiovox Malaysia (Note 9) and its Debentures (Note 10). The Company had open commercial letters of credit of $16,000 and $22,000, of which $13,100 and $10,800 were accrued for as of November 30, 1994 and 1995, respectively. The terms of these letters of credit are all less than one year. No material loss is anticipated due to nonperformance by the counterparties to these agreements. The fair value of these open commercial and standby letters of credit is estimated to be the same as the contract values based on the nature of the fee arrangements with the issuing banks.

    (b)  Concentrations of Credit Risk

         Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade receivables. The Company's customers are located principally in the United States and Canada and consist of, among others, cellular carriers and service providers, distributors, agents, mass merchandisers, warehouse clubs and independent retailers.

         At November 30, 1994, three customers, which included CellStar, a Bell Operating Company and a mass merchandiser, each accounted for approximately 5% of accounts receivable, and one Bell Operating Company accounted for approximately 6% of accounts receivable. At November 30, 1995, three customers, which included two cellular carriers and service providers and a Bell Operating Company accounted for approximately 6%, 7% and 5%, respectively, of accounts receivable.

         During the year ended November 30, 1993, two Bell Operating Companies accounted for approximately 6% and 5% of the

         Company's sales. A Bell Operating Company accounted for approximately 7% of the Company's 1994 sales. During the year ended November 30, 1995, two Bell Operating Companies and a cellular carrier and service provider accounted for approximately 6%, 7% and 7%, respectively, of the Company's 1995 sales.

         The Company generally grants credit based upon analyses of its customers' financial position and previously established buying and payment patterns. The Company establishes collateral rights in accounts receivable and inventory and obtains personal guarantees from certain customers based upon management's credit evaluation. At November 30, 1994 and 1995, 25 and 36 customers, respectively, representing approximately 60% and 63%, of outstanding accounts receivable, had balances owed greater than $500.

         A significant portion of the Company's customer base may be susceptible to downturns in the retail economy, particularly in the consumer electronics industry. Additionally, customers specializing in certain automotive sound, security and accessory products may be impacted by fluctuations in automotive sales. A relatively small number of the Company's significant customers are deemed to be highly leveraged.

    (c)  Fair Value

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value. The carrying value of all financial instruments classified as a current asset or liability is deemed to approximate fair value, with the exception of current installments of long-term debt, because of the short maturity of these instruments.

         Investment Securities

         The carrying amount represents fair value, which is based upon quoted market prices at the reporting date (Note 6).

         Long-term debt Including Current Installments

         The carrying amount of bank debt under the Company's revolving Credit Agreement approximates fair value because of the short maturity of the related obligations. With respect to the Subordinated Debentures, fair values are based on published statistical data. The Debentures were valued at the closing market price of the Company's Class A Common Stock for the number of shares convertible at November 30, 1994 and 1995. Management believes that the carrying value of the secured term loan approximates fair value because it bears interest at rates currently offered to the Company for similar debt instruments of comparable maturities by the Company's bankers. Other long-term borrowings are valued by the present value of future cash flows at current market interest rates.

         The estimated fair value of the Company's financial instruments are as follows:

                        November 30, 1994   November 30, 1995

                         Carrying    Fair       Carrying       Fair
                         Amount      Value        Amount       Value
    Long-term
         obligations
         including
         current
         installments    $104,912   $86,662     $125,221       $103,699

    Limitations


    Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(16)     Commitments and Contingencies

 On February 5, 1993, Motorola, Inc., Mitsubishi Electronic Corp., Nokia Mobile Phones Company, Toshiba Corporation, Panasonic Communications and Systems Company, OKI Electric Industry Company, Ltd. and the Company, all suppliers or manufacturers of cellular telephones, were named as defendants in a class action complaint. The complaint contains several allegations, including negligence and breach of both implied and express warranties under the Uniform Commercial Code, arising from the sale of portable hand-held cellular telephones. The complaint seeks unspecified damages and attorney's fees. Discovery has not yet commenced. On August 12, 1993, a dismissal of the class allegation was granted. On August 20, 1993, an order was entered dismissing the complaint which included the Company as a defendant and permitting plaintiffs to file an amended complaint which does not include the Company as a defendant. Such order, effectively dismissing the Company as a defendant, is being appealed by the plaintiffs. The Company believes that its insurance coverage and rights of recovery against manufacturers of its portable hand-held cellular telephones relating to this case are sufficient to cover any reasonably anticipated damages. The impact of the final resolution of this matter on the Company's results of operations or liquidity in a particular reporting period is not known. Management is of the opinion, however, that there are meritorious defenses to the claims made in this case and that the ultimate outcome of this matter will not have a material adverse effect on the Company's consolidated financial position.

 The Company is a defendant in an action alleging, among other things, breach of contract and the plaintiff is seeking damages in excess of $500. The litigation is currently in the early discovery phase. The impact of the final resolution of this matter on the Company's results of operations or liquidity in a particular reporting period is not known. Management is of the opinion, however, that there are meritorious defenses to the claim made in this case and that the ultimate outcome of this matter will not have a material adverse effect on the Company's consolidated financial position.

 The Company is also a defendant in litigation arising from the normal conduct of its affairs. The impact of the final resolution of these matters on the Company's results of operations or liquidity in a particular reporting period is not known. Management is of the opinion, however, that the litigation in which the Company is a defendant is either subject to product liability insurance coverage or, to the extent not covered by such insurance, will not have a material adverse effect on the Company's consolidated financial position.